Exhibit 99.1

Contacts:	Jack Lief
President and Chief Executive Officer

Cindy McGee
Senior Communications Associate
Arena Pharmaceuticals, Inc.
858.453.7200, ext. 1479

www.arenapharm.com

Arena Pharmaceuticals Announces Second Quarter 2009 Financial Results and Recent Developments

San Diego, CA, August 3, 2009 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the second quarter ended June 30, 2009.

Arena reported a lower net loss allocable to common stockholders in the second quarter of 2009 of $38.0 million, or $0.48 per share, compared to a net loss allocable to common stockholders in the second quarter of 2008 of $65.8 million, or $0.89 per share, and a net loss allocable to common stockholders in the first half of 2009 of $88.6 million, or $1.16 per share, compared to a net loss allocable to common stockholders in the first half of 2008 of $120.8 million, or $1.64 per share.

“We are on track to announce results from the BLOSSOM trial in September, which we expect will be the final piece of lorcaserin’s NDA that we plan to submit by the end of this year,” stated Jack Lief, Arena’s President and Chief Executive Officer. “Based on its emerging efficacy, safety and tolerability profile, lorcaserin has the potential to be an important new treatment option for patients needing to better manage their weight and improve their overall health. Our improved financial position strengthens our ability to obtain marketing approval for lorcaserin and our position in partnership discussions.”

As expected, research and development expenses declined significantly to $24.2 million in the second quarter of 2009 from $56.2 million in the second quarter of 2008. Research and development expenses declined to $66.8 million in the first half of 2009 from $103.6 million in the first half of 2008. This decrease primarily resulted from decreased clinical trial costs due to the completion of clinical and preclinical studies as Arena prioritized its spending towards activities that support filing a New Drug Application, or NDA, for lorcaserin. Arena expects its research and development expenses to continue to decline this year as dosing in BLOSSOM (Behavioral modification and LOrcaserin Second Study for Obesity Management), the second of two pivotal trials evaluating the safety and efficacy of lorcaserin for weight management, is now complete and Arena realizes expected cost savings from its recently completed workforce reduction and other cost-containment efforts. Research and development expenses in the first half of 2009 included $1.8 million in non-cash, share-based compensation expense, compared to $2.2 million in the first half of 2008. General and administrative expenses totaled $5.7 million in the second quarter of 2009, compared to $7.2 million in the second quarter of 2008, and $13.3 million in the first half of 2009, compared to $16.0 million in the first half of 2008. This decrease is primarily attributable to lower patent and other legal fees. General and administrative expenses in the first half of 2009 included $1.6 million in non-cash, share-based compensation expense, compared to $2.1 million in the first half of 2008.

At June 30, 2009, cash, cash equivalents and short-term investments totaled $39.6 million and approximately 80.1 million shares of common stock were outstanding. In July 2009, Arena received net proceeds of approximately $95.6 million from a $100.0 million secured loan and approximately $49.7 million from a public offering of 12.5 million shares of its common stock.

Arena’s Recent and Second Quarter Developments

•	Completed dosing in all lorcaserin clinical trials expected to be included in the planned NDA submission. Arena plans to report results from BLOSSOM in September 2009.

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Completed enrollment in BLOOM-DM (Behavioral modification and Lorcaserin for Overweight and Obesity Management in Diabetes Mellitus), a one-year study evaluating lorcaserin in obese and overweight patients with type 2 diabetes. Results from BLOOM-DM will be submitted as a supplement to the lorcaserin NDA filing.

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Announced a late-breaking poster presentation of positive results from BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management), the first of two pivotal trials evaluating the safety and efficacy of lorcaserin for weight management, at the 69th Scientific Sessions of the American Diabetes Association. Lorcaserin patients achieved highly significant categorical and absolute weight loss in Year 1, and continued treatment with lorcaserin in Year 2 helped significantly more patients maintain their weight loss as compared to those on placebo. 66.4% of lorcaserin patients who completed one year of treatment according to the trial’s protocol lost at least 5% of their weight and the average weight loss in this responder population was 26 pounds. Treatment with lorcaserin also resulted in highly significant improvements as compared to placebo in multiple secondary endpoints associated with cardiovascular risk. Lorcaserin was very well tolerated, did not result in increased risk of depression and was not associated with development of cardiac valvular insufficiency.

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Ortho-McNeil-Janssen completed a Phase 1 clinical trial evaluating the safety, tolerability, pharmacokinetics and pharmacodynamics of a single ascending dose of APD597 in healthy volunteers. Ortho-McNeil-Janssen has initiated another clinical trial evaluating multiple ascending doses of APD597.

•	Completed a public offering of 12.5 million shares of common stock, resulting in net proceeds to Arena of approximately $49.7 million.

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Received net proceeds of $95.6 million from a $100.0 million secured loan provided by Deerfield Management. The outstanding principal accrues interest until maturity in June 2013 at a rate of 7.75% per annum. In connection with the loan, Arena issued Deerfield warrants for 28 million shares of its common stock at an exercise price of $5.42 per share. On or before June 17, 2011, Deerfield may make a one-time election to provide Arena with up to an additional $20.0 million under the same terms, with the additional loan also maturing in June 2013. For each additional $1.0 million in funding, Arena will issue Deerfield additional warrants for 280,000 shares of its common stock at an exercise price of $5.42 per share. Arena repaid Deerfield the first scheduled principal repayment of $10.0 million upon completion of its public offering in July.

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Received aggregate net proceeds of $14.7 million from the sale of approximately 5.7 million shares of common stock under a $50.0 million equity financing commitment with Azimuth Opportunity Ltd. During the 18-month term of the equity financing commitment, Arena may sell newly issued registered shares of its common stock to Azimuth at a pre-negotiated discount to the market price.

•	Completed a reduction in Arena’s US workforce of approximately 31%, or a total of approximately 130 employees.

2009 Financial Guidance

Arena reported that it expects to end 2009 with $120 million to $130 million in cash, cash equivalents and short-term investments, reflecting net proceeds from its secured loan with Deerfield and public offering of 12.5 million shares of common stock, both completed in July 2009. Arena reiterated the other components of its full year 2009 financial guidance, including external clinical and preclinical study fees and expenses of approximately $42 million to $46 million, internal research and development expenses of approximately $62 million to $66 million (including non-cash expenses of approximately $12 million), general and administrative expenses of approximately $24 million to $26 million (including non-cash expenses of approximately $3 million), and capital expenditures of approximately $5 million.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the second quarter 2009 financial results and to provide a business and financial update today, Monday, August 3, 2009, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Jack Lief, President and Chief Executive Officer, and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer, will host the conference call.

The conference call may be accessed by dialing 877.397.0235 for domestic callers and 719.325.4881 for international callers. Please specify to the operator that you would like to join the “Arena Pharmaceuticals’ Second Quarter 2009 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena plans to present at upcoming investment and industry conferences, including:

•	BMO Capital Markets 9th Annual Focus on Healthcare Conference, August 5, 2009, New York, New York

•	Rodman & Renshaw Annual Global Investment Conference, September 9-11, 2009, New York, New York

•	NewsMakers in the Biotech Industry, September 16, 2009, New York, New York

•	UBS Global Life Sciences Conference, September 21-23, 2009, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory and metabolic diseases. Arena’s most advanced drug candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for weight management. Arena has a broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, which includes compounds being evaluated independently and with partners, including Merck & Co., Inc., and Ortho-McNeil-Janssen Pharmaceuticals, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about future activities, results and announcements relating to lorcaserin, including the BLOSSOM results, the submission of a lorcaserin NDA, the content of such NDA, and the submission of the BLOOM-DM results as a supplement to the NDA; the development, advancement, therapeutic indication, tolerability, safety, selectivity and efficacy of lorcaserin; the protocol, design, scope, enrollment and other aspects of the lorcaserin trials; the potential of lorcaserin in managing weight, improving health and generating commercial and other interest; Arena’s financial position and its impact on Arena’s abilities; the approval of lorcaserin for marketing; partnering discussions; financial guidance; the decline of Arena’s research and development expenses; cost savings from Arena’s reduction in force and other cost-containment efforts; dosing in lorcaserin clinical trials expected to be included in the planned NDA submission; Arena’s agreements with Azimuth and Deerfield and rights and future activities thereunder; and Arena’s strategy, internal and partnered programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, the timing, success and cost of Arena’s lorcaserin program and other of its research and development programs; results of clinical trials or preclinical studies may not be predictive of future results; clinical trials and studies may not proceed at the time or in the manner Arena expects or at all; Arena’s ability to partner lorcaserin or other of its compounds or programs; the timing and ability of Arena to receive regulatory approval for its drug candidates; Arena’s ability to obtain additional funds; Arena’s ability to obtain and defend its patents; and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Manufacturing services	$1,508	$2,000	$2,926	$4,019
Collaborative agreements	920	645	2,160	1,235

Total revenues	2,428	2,645	5,086	5,254

Operating Expenses
Cost of manufacturing services	1,643	2,290	2,997	4,620
Research and development	24,205	56,206	66,825	103,574
General and administrative	5,660	7,153	13,302	16,014
Restructuring charges	3,324	—	3,324	—
Amortization of acquired technology & other intangibles	573	588	1,139	1,169

Total operating expenses	35,405	66,237	87,587	125,377

Interest and other income (expense), net	(5,006)	(1,677)	(6,096)	389

Net loss	(37,983)	(65,269)	(88,597)	(119,734)
Dividends on redeemable convertible preferred stock	—	(546)	—	(1,086)

Net loss allocable to common stockholders	$(37,983)	$(65,815)	$(88,597)	$(120,820)

Net loss per share allocable to common stockholders, basic & diluted	$(0.48)	$(0.89)	$(1.16)	$(1.64)

Shares used in calculating net loss per share allocable to common stockholders, basic & diluted	79,212	73,815	76,701	73,710

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	June 30, 2009	December 31, 2008
	(unaudited)	(Note)
Assets
Cash, cash equivalents & short-term investments	$39,599	$110,129
Accounts receivable	1,663	1,823
Other current assets	4,666	5,031
Land, property & equipment, net	97,082	102,740
Acquired technology & other non-current assets	20,515	21,608

Total assets	$163,525	$241,331

Liabilities and Stockholders’ Equity
Accounts payable, accrued liabilities & warrant liability	$26,762	$46,789
Total deferred revenues	4,049	4,049
Total lease financing obligations & other long-term liabilities	87,776	72,861
Total stockholders’ equity	44,938	117,632

Total liabilities & stockholders’ equity	$163,525	$241,331

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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